Exhibit 99.1

Alico, Inc. Announces Financial Results for the
Second Quarter and Six Months Ended March 31, 2024

Fort Myers, FL, May 6, 2024 - Alico, Inc. (“Alico”, the “Company”, “we”, or “our”) (Nasdaq: ALCO) today announces financial results for the second quarter of fiscal year 2024 and the six months ended March 31, 2024, the highlights of which are as follows:

•Revenues of $32.1 million for the six months ended March 31, 2024 were relatively flat as compared to $31.9 million in the six months ended March 31, 2023.
•Net income attributable to Alico, Inc. common stockholders of $27.1 million and EBITDA of $47.3 million for the six months ended March 31, 2024. After adjusting for certain items, the Company reports Adjusted EBITDA of $(1.0) million for the six months ended March 31, 2024.

•Lower than anticipated box production for the Valencia Harvest, as the Company continues to recover from the effects of Hurricane Ian, resulted in an inventory write-down of $17.7 million for the quarter ended March 31, 2024.

•Trees treated with Oxytetracycline (“OTC”) demonstrate an increase in yield, as compared to trees untreated in the prior fiscal year.

•We are in the process of negotiating new Citrus supply agreements, which we believe will provide for prices per pound solid over the next several years that will be significantly greater than the current year’s prices per pound solid.

•The Company entered into an agreement to sell approximately 780 acres of underperforming citrus land for approximately $7.0 million ($9,000 per acre) in gross proceeds, that includes an option to purchase an additional 680 acres within ten months of the closing date of the sale, at the same price per acre. The transaction is expected to close at the end of July 2024.
•The Company maintains a strong balance sheet, with approximately $95.0 million available under lines of credit, a working capital ratio of 2.55 to 1.00 and a debt to equity ratio of 0.20 to 1.00 at March 31, 2024, with no significant maturities until 2029.

Results of Operations

(in thousands, except for per share amounts and percentages)
	Three Months Ended March 31,			Six Months Ended March 31,
	2024	2023	% Change	2024	2023	% Change
Revenue	$18,113	$21,294	(14.9)%	$32,098	$31,882	0.7%
Net (loss) income attributable to Alico, Inc. common stockholders	$(15,804)	$(7,787)	(103.0)%	$27,141	$(10,937)	348.2%
Earnings (loss) per diluted common share	$(2.07)	$(1.02)	(102.9)%	$3.56	$(1.44)	347.2%
EBITDA (1)	$(16,468)	$(3,150)	(422.8)%	$47,343	$(2,285)	NM
Adjusted EBITDA (1)	$1,287	$(7,795)	116.5%	$(1,025)	$(11,237)	90.9%
Net cash used in (provided by) operating activities	$(6,572)	$2,555	(357.2)%	$(19,741)	$(7,110)	(177.7)%

	March 31, 2024	September 30, 2023	$ Change		March 31, 2024	September 30, 2023
	(Unaudited)
Balance Sheet Items
Cash and cash equivalents	$5,966	$1,062	$4,904	Working Capital Ratio	2.55 to 1	3.90 to 1
Current portion of long-term debt	$1,410	$2,566	$(1,156)	Debt to equity ratio	0.20 to 1	0.30 to 1
Long-term debt, net	$82,970	$101,410	$(18,440)
Lines of credit	$—	$24,722	$(24,722)
Net Debt (1)	$78,414	$127,636	$(49,222)
Total Alico stockholders’ equity	$271,738	$244,991	$26,747

(1) “EBITDA,” “Adjusted EBITDA” and “Net Debt” are non-GAAP financial measures. See “Non-GAAP Financial Measures” at the end of this earnings release for details regarding these measures, including reconciliations of the Non-GAAP Financial Measures to their most directly comparable GAAP measures.
NM = Not meaningful

For the three and six and months ended March 31, 2024, the Company reported a net (loss) income attributable to Alico common stockholders of $(15.8) million and $27.1 million, respectively, compared to a net loss attributable to Alico common stockholders of $7.8 million and $10.9 million for the three and six months ended March 31, 2023, respectively, driven by the timing of revenue in the current quarter and insurance proceeds of $4.8 million for crop claims received during the three months ended March 31, 2023 (the “Crop Insurance Proceeds”) which was recorded as a reduction of operating expenses. The increase in our net income attributable to Alico common stockholders for the six months ended March 31, 2024 was driven by a gain of $74.9 million on the sale of the remaining 17,229 acres of the Alico Ranch on December 21, 2023, partially offset by inventory adjustments recorded at September 30, 2022 on the ending inventory balance, as a result of the impact of Hurricane Ian, which effectively lowered the inventory to be expensed in fiscal year 2023, a $12.2 million increase in the tax provision for the six months ended March 31, 2024 and the Crop Insurance Proceeds. For the three and six months ended March 31, 2024, the Company had (loss) earnings of $(2.07) and $3.56 per diluted common share, respectively, compared to a loss of $1.02 and $1.44 per diluted common share for the three and six months ended March 31, 2023, respectively.

For the three and six months ended March 31, 2024, the Company had EBITDA of $(16.5) million and $47.3 million, respectively, compared to $(3.2) million and $(2.3) million for the three and six months ended March 31, 2023, respectively. Adjusted EBITDA for the three and six months ended March 31, 2024 and 2023 was approximately $1.3 million and $(1.0) million, respectively, and $(7.8) million and $(11.2) million, respectively.

These quarterly financial results also reflect the seasonal nature of the Company’s business. The majority of the Company’s citrus crop is harvested in the second and third quarters of the fiscal year; consequently, most of the Company’s gross profit and cash flows from operating activities are typically recognized in those quarters and the Company’s working capital requirements are typically greater in the first and fourth quarters of the fiscal year.

Alico Citrus Division Results
Citrus production for the three and six months ended March 31, 2024 and 2023 is summarized in the following table.

(in thousands, except per box and per pound solids data)
	Three Months Ended March 31,		Change		Six Months Ended March 31,		Change
	2024	2023	Unit	%	2024	2023	Unit	%
Boxes Harvested:
Early and Mid-Season	147	174	(27)	(15.5)%	1,194	979	215	22.0%
Valencias	1,012	1,254	(242)	(19.3)%	1,012	1,254	(242)	(19.3)%
Total Processed	1,159	1,428	(269)	(18.8)%	2,206	2,233	(27)	(1.2)%
Fresh Fruit	4	4	—	—%	35	40	(5)	(12.5)%
Total	1,163	1,432	(269)	(18.8)%	2,241	2,273	(32)	(1.4)%
Pound Solids Produced:
Early and Mid-Season	698	849	(151)	(17.8)%	5,364	4,586	778	17.0%
Valencias	5,071	6,560	(1,489)	(22.7)%	5,071	6,560	(1,489)	(22.7)%
Total	5,769	7,409	(1,640)	(22.1)%	10,435	11,146	(711)	(6.4)%
Pound Solids per Box:
Early and Mid-Season	4.75	4.88	(0.13)	(2.7)%	4.49	4.68	(0.19)	(4.1)%
Valencias	5.01	5.23	(0.22)	(4.2)%	5.01	5.23	(0.22)	(4.2)%
Price per Pound Solids:
Early and Mid-Season	$3.06	$2.79	$0.27	9.7%	$2.71	$2.61	$0.10	3.8%
Valencias	$2.91	$2.73	$0.18	6.6%	$2.91	$2.73	$0.18	6.6%

For the three and six months ended March 31, 2024, Alico Citrus harvested approximately 1.2 million and 2.2 million boxes of fruit, compared to 1.4 million and 2.3 million boxes of fruit in the same period of the prior fiscal year, principally due to the timing of the harvests. The Early and Mid-Season harvest, which has been completed, was up 22.0% in boxes harvested but down 4.1% on pound solids per box.
The Valencia harvest commenced in February and, as of March 31, 2024, the boxes harvested were approximately 19.3% lower than the same period in the prior year due to the timing of the harvest; however, the Valencia harvest was completed in April and the total boxes and pound solids harvested has exceeded our prior year’s results by approximately 11% and 8%, respectively. Pound solids per box for the three and six months ended March 31, 2024 were down 4.2% and 4.2%, respectively, compared to the three and six months ended March 31, 2023, respectively.
The overall decrease in the pound solids per box harvested from the Early and Mid-Season and Valencia crops for the fiscal year 2024 harvest for the three and six months ended March 31, 2024, as compared to the three and six months ended March 31, 2023, was primarily due to our continued recovery from the effects of Hurricane Ian. However, as a result of more favorable pricing in one of our contracts with Tropicana, there was an increase in the price per pound solid for both the Early and Mid-season and Valencia crops, of 9.7% and 6.6% for the three months ended March 31, 2024, respectively, and 3.8% and 6.6% for the six months ended March 31, 2024, respectively, as compared to the prior year periods.
Our average realized/blended price per pound solids for the six months ended March 31, 2024 increased 4.6%, as compared to the same period of the prior year. We anticipate that our prices in the 2024/2025 harvest season will increase more significantly than the current season’s price increase, largely due to an expected improvement in the pricing of our new contracts with Tropicana, when completed.
We expect it may take another season, or more, for the groves to fully recover to pre-Hurricane Ian production levels.
Land Management and Other Operations Division Results
Land Management and Other Operations includes lease income from grazing rights leases, hunting leases, a farm lease, a lease to a third party of an aggregate mine, leases of oil extraction rights to third parties, and other miscellaneous income.
Land Management and Other Operations revenue for the three months ended March 31, 2024 was relatively flat, as compared to the same period in the prior year. The increase in revenues from Land Management and Other Operations for the six months ended March 31, 2024, as compared to the same period in the prior year, was primarily due to new farming leases in the current period, partially offset by the termination of hunting leases associated with the sale of the remainder of the Alico Ranch.
The increase in operating expenses from Land Management and Other Operations for the three and six months ended March 31, 2024, as compared to the three and six months ended March 31, 2023, was primarily due to an increase in property taxes and permitting costs.
Management Comment
John Kiernan, President and Chief Executive Officer, commented:
I, along with nearly everyone else involved in the Florida citrus industry, am disappointed and frustrated with the production realized this past season. Fruit quality was poor at the beginning of both crop harvests but improved, but then the rate of fruit drop accelerated. Lower levels of production for Early and Mid-Season and Valencia harvests this season resulted in lower levels of pounds solid being sold, which has led to a total inventory write-down of $28.5 million in fiscal year 2024. We believe that the Early and Mid-Season and Valencia box production was affected by the continued

impacts of Hurricane Ian. We managed our costs aggressively over the past year, but the lower revenue base was out of our control for the second year in a row.
Alico began treating its citrus trees in January 2023 with an OTC product via trunk injection as a citrus greening therapy. In 2023, we treated over 35% of our trees with OTC, which was expected to mitigate some of the impacts of citrus greening and also decrease the rate of fruit drop and improve fruit quality. Although the small crop harvested this season was not impressive, when measured against control groups in each grove, Alico trees that received an initial OTC application therapy did show measurable improvement in yield. However, quality improvements and reduced fruit drop were not noticeably observed this season. The financial incentives in place to offset OTC treatment costs in 2024 has encouraged Alico to double the number of trees it will treat before our next harvest season, and we remain optimistic that production will increase next year.
Although our significant contracts to supply Tropicana with fruit are expiring shortly, Alico is confident that a new multi-year contract at higher prices per pound solid will be finalized soon and should better reflect current market pricing. Our relationships with our lenders remain strong and we have approximately $95.0 million of undrawn capacity under a combination of a revolving line of credit, which matures in November 2029, and a working capital line of credit, which matures in November 2025, to provide ample liquidity as our trees continue to recover from Hurricane Ian. We have steady access to workers and contractors, and our employee base is stable.
Alico has over 125 years of experience as a leader in Florida agriculture and land management. Outside of our citrus operations, Alico continues to invest resources as it evaluates the long-term highest and best use of our real estate assets. To be clear, Alico will continue to conduct our regular citrus operations at nearly all of our groves for years to come. We will continue evaluating all of our properties to explore creative solutions to enhance and extract value. We seek to provide our investors with the benefits and stability of a conventional agriculture investment, with the optionality that comes with active land management. Last year, after evaluating the direct hit it took from Hurricane Ian in 2022, we made a difficult decision to transition our TRB grove in Charlotte County from proprietary citrus operations to a mix of third-party mining, vegetable and fruit crop leasing activities. This year, we evaluated another struggling grove and have decided to also move beyond citrus there to realize its highest and best use. In 2022, Alico entered into a Purchase Option Agreement (“Option Agreement”) with a third party, E.R. Jahna Industries, Inc. (“Jahna”) for the sale of approximately 899 acres of land at a price of approximately $11,500 per acre on our 2x6 grove located in Hendry County, Florida, which expires in January 2025. It is expected that this Option Agreement will be exercised by the end of December 2024. It is understood that Jahna plans to conduct sand mining operations on the land once regulatory approval has been obtained, and Alico will have the right to lease back most of these acres, including 340 net citrus acres, for de minimis lease payments. In April 2024, we entered into an agreement to sell another approximately 780 acres of land at the 2x6 grove to a third party for approximately $7.0 million ($9,000 per acre), that includes an option to purchase another 680 acres within ten months from the closing date of the sale, at the same price per acre and Alico will continue to grow citrus on those 680 acres for the next harvest season. This new transaction, which is expected to close at the end of July

2024, illustrates our strategy of monetizing underperforming citrus groves on a case by case basis to redeploy capital to generate better returns for our shareholders.
Other Corporate Financial Information
General and administrative expense increased $0.4 million for the six months ended March 31, 2024, compared to the six months ended March 31, 2023, primarily due to increased employee costs.
Other income (expense), net for the six months ended March 31, 2024 increased $72.6 million compared to the six months ended March 31, 2023, primarily due to a gain of $74.9 million on the sale of 17,229 acres of the Alico Ranch to the State of Florida during the six months ended March 31, 2024. By comparison, for the six months ended March 31, 2023, we recognized gains on sale property and equipment of approximately $4.8 million relating to the sale of 888 acres, in the aggregate, from the Alico Ranch to several third parties.
Dividend
On April 11, 2024, the Company paid a second quarter cash dividend of $0.05 per share on its outstanding common stock to stockholders of record as of March 28, 2024.
Balance Sheet and Liquidity
The Company continues to demonstrate financial strength within its balance sheet, as highlighted below:
•The Company’s working capital was $31.4 million at March 31, 2024, representing a 2.55 to 1:00 ratio.
•The Company maintains a solid debt ratio. At March 31, 2024 and 2023, the ratios were 0.20 to 1.00 and 0.31 to 1.00, respectively.
•Total debt was $84.4 million and net debt was $78.4 million at March 31, 2024, compared to $128.7 million and $127.6 million, respectively, at September 30, 2023.
•Available borrowings under the Company’s lines of credit were approximately $95.0 million at March 31, 2024.

About Alico
Alico, Inc. primarily operates two divisions: Alico Citrus, one of the nation’s largest citrus producers, and Land Management and Other Operations, which includes land leasing and related support operations. Learn more about Alico (Nasdaq: “ALCO”) at www.alicoinc.com.
Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, but are not limited to, statements regarding our expectations regarding prices in the 2024/2025 harvest season; the impact of Hurricane Ian on our results, expectations regarding the closing of certain agreements to sell land; expectations regarding entry into future contracts; the impact of the OTC injections; expectations regarding our liquidity, business strategy, plans and objectives of management for future operations or any other statements relating to our future activities or other future events or conditions. These statements are based on our current expectations, estimates and projections about our business based, in part, on assumptions made by our management and can be identified by terms such as “will,” “should,” “expects,” “plans,” ,”hopes,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “forecasts,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions.
These forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including, but not limited to: adverse weather conditions, natural disasters and other natural conditions, including the effects of climate change and hurricanes and tropical storms, particularly because our citrus groves are geographically concentrated in Florida; damage and loss from disease including, but not limited to, citrus greening and citrus canker; any adverse event affecting our citrus business; our ability to effectively perform grove management services, or to effectively manage an expanded portfolio of groves; our dependency on our relationship with Tropicana and Tropicana’s relationship with certain third parties for a significant portion of our business; our ability to execute our strategic growth initiatives and whether they adequately address the challenges or opportunities we face; product contamination and product liability claims; water use regulations restricting our access to water; changes in immigration laws; harm to our reputation; tax risks associated with a Section 1031 Exchange; risks associated with the undertaking of one or more significant corporate transactions; the seasonality of our citrus business; fluctuations in our earnings due to market supply and prices and demand for our products; climate change, or legal, regulatory, or market measures to address climate change; ESG issues, including those related to climate change and sustainability; increases in labor, personnel and benefits costs; increases in commodity or raw product costs, such as fuel and chemical costs; transportation risks; any change or the classification or valuation methods employed by county property appraisers related to our real estate taxes; liability for the use of fertilizers, pesticides, herbicides and other potentially hazardous substances; compliance with applicable environmental laws; loss of key employees; material weaknesses and other control deficiencies relating to our internal control over financial reporting ; macroeconomic conditions, such as rising inflation, the deadly conflicts in Ukraine and Israel; system security risks, data protection breaches, cyber-attacks and systems integration issues; our indebtedness and ability to generate sufficient cash flow to service our debt obligations; higher interest expenses as a result of variable rates of interest for our debt; our ability to continue to pay cash dividends; and the other factors described under the sections "Risk Factors" and "Management's

Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the fiscal year ended September 30, 2023 filed with the Securities and Exchange Commission (the “SEC”) on December 6, 2023, and in our Quarterly Reports on Form 10-Q, to be filed with the SEC. Except as required by law, we do not undertake an obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise.
This press release also contains financial projections that are necessarily based upon a variety of estimates and assumptions which may not be realized and are inherently subject, in addition to the risks identified in the forward-looking statement disclaimer, to business, economic, competitive, industry, regulatory, market and financial uncertainties, many of which are beyond the Company’s control. There can be no assurance that the assumptions made in preparing the financial projections will prove accurate. Accordingly, actual results may differ materially from the financial projections.
Investor Contact:
Investor Relations
(239) 226-2060
InvestorRelations@alicoinc.com
Brad Heine
Chief Financial Officer
(239) 226-2000
bheine@alicoinc.com

ALICO, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	March 31, 2024	September 30, 2023
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$5,966	$1,062
Accounts receivable, net	9,373	712
Inventories	29,719	52,481
Income tax receivable	—	1,200
Assets held for sale	4,891	1,632
Prepaid expenses and other current assets	1,634	1,718
Total current assets	51,583	58,805
Restricted cash	—	2,630
Property and equipment, net	360,209	361,849
Goodwill	2,246	2,246
Other non-current assets	2,735	2,823
Total assets	$416,773	$428,353

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,886	$6,311
Accrued liabilities	3,381	5,363
Current portion of long-term debt	1,410	2,566
Income tax payable	8,021	—
Other current liabilities	515	825
Total current liabilities	20,213	15,065
Long-term debt, net	82,970	101,410
Lines of credit	—	24,722
Deferred income tax liabilities, net	36,880	36,410
Other liabilities	304	369
Total liabilities	140,367	177,976

Stockholders’ equity:
Preferred stock, no par value, 1,000,000 shares authorized; none issued	—	—
Common stock, $1.00 par value, 15,000,000 shares authorized; 8,416,145 shares issued and 7,620,130 and 7,610,551 shares outstanding at March 31, 2024 and September 30, 2023, respectively	8,416	8,416
Additional paid in capital	20,109	20,045
Treasury stock, at cost, 796,015 and 806,341 shares held at March 31, 2024 and September 30, 2023, respectively	(26,969)	(27,274)
Retained earnings	270,182	243,804
Total Alico stockholders’ equity	271,738	244,991
Noncontrolling interest	4,668	5,386
Total stockholders’ equity	276,406	250,377
Total liabilities and stockholders’ equity	$416,773	$428,353

ALICO, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended March 31,		Six Months Ended March 31,
	2024	2023	2024	2023
Operating revenues:
Alico Citrus	$17,762	$20,937	$31,354	$31,205
Land Management and Other Operations	351	357	744	677
Total operating revenues	18,113	21,294	32,098	31,882
Operating expenses:
Alico Citrus	36,142	27,520	64,249	41,815
Land Management and Other Operations	129	102	262	196
Total operating expenses	36,271	27,622	64,511	42,011
Gross profit	(18,158)	(6,328)	(32,413)	(10,129)
General and administrative expenses	2,321	2,667	5,593	5,176
Loss from operations	(20,479)	(8,995)	(38,006)	(15,305)
Other income (expense), net:
Interest income	155	—	250	—
Interest expense	(663)	(1,274)	(2,268)	(2,422)
Gain on property and equipment	4	1,574	77,029	4,763
Other income, net	—	30	—	30
Total other income (expense), net	(504)	330	75,011	2,371
(Loss) income before income taxes	(20,983)	(8,665)	37,005	(12,934)
Income tax (benefit) provision	(4,970)	(534)	10,582	(1,617)
Net (loss) income	(16,013)	(8,131)	26,423	(11,317)
Net loss attributable to noncontrolling interests	209	344	718	380
Net (loss) income attributable to Alico, Inc. common stockholders	$(15,804)	$(7,787)	$27,141	$(10,937)
Per share information attributable to Alico, Inc. common stockholders:
(Loss) earnings per common share:
Basic	$(2.07)	$(1.02)	$3.56	$(1.44)
Diluted	$(2.07)	$(1.02)	$3.56	$(1.44)
Weighted-average number of common shares outstanding:
Basic	7,620	7,599	7,618	7,596
Diluted	7,620	7,599	7,618	7,596

Cash dividends declared per common share	$0.05	$0.05	$0.10	$0.10

ALICO, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Six Months Ended March 31,
	2024	2023
Net cash used in operating activities:
Net income (loss)	$26,423	$(11,317)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation, depletion and amortization	7,602	7,847
Amortization of debt issue costs	149	71
Gain on sale of property and equipment	(77,029)	(4,763)
Loss on disposal of long-lived assets	938	4,032
Inventory net realizable value adjustment	28,549	1,616
Deferred income tax provision	470	52
Stock-based compensation expense	369	533
Other	68	18
Changes in operating assets and liabilities:
Accounts receivable	(8,661)	(8,646)
Inventories	(5,912)	2,659
Prepaid expenses	(13)	(10)
Income tax receivable	1,200	(1,739)
Other assets	99	211
Accounts payable and accrued liabilities	(1,647)	2,681
Income taxes payable	8,021	—
Other liabilities	(367)	(355)
Net cash used in operating activities	(19,741)	(7,110)

Cash flows from investing activities:
Purchases of property and equipment	(11,520)	(8,445)
Acquisition of citrus groves	—	(29)
Net proceeds from sale of property and equipment	79,132	4,927
Notes receivable	—	(570)
Change in deposits on purchase of citrus trees	(375)	6
Net cash provided by (used in) investing activities	67,237	(4,111)

Cash flows from financing activities:
Repayments on revolving lines of credit	(44,032)	(24,995)
Borrowings on revolving lines of credit	19,310	41,189
Principal payments on term loans	(19,737)	(1,517)
Dividends paid	(763)	(4,173)
Net cash (used in) provided by financing activities	(45,222)	10,504

Net increase (decrease) in cash and restricted cash	2,274	(717)
Cash and cash equivalents and restricted cash at beginning of the period	3,692	865

Cash and cash equivalents and restricted cash at end of the period	$5,966	$148

Non-cash investing activities:
Assets received in exchange for services	$85	$—
Trees delivered in exchange for prior tree deposits	$282	$—

Non-GAAP Financial Measures

In addition to the measurements prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), Alico utilizes EBITDA, Adjusted EBITDA, and Net Debt, which are non-GAAP financial measures within the meaning of Regulation G and Item 10(e) of Regulation S-K, to evaluate the performance of its business. Due to significant depreciable assets associated with the nature of our operations and, to a lesser extent, interest costs associated with our capital structure, management believes that EBITDA, Adjusted EBITDA, and Net Debt are important measures to evaluate our results of operations between periods on a more comparable basis and to help investors analyze underlying trends in our business, evaluate the performance of our business both on an absolute basis and relative to our peers and the broader market, provide useful information to both management and investors by excluding certain items that may not be indicative of our core operating results and operational strength of our business and help investors evaluate our ability to service our debt. Such measurements are not prepared in accordance with U.S. GAAP and should not be construed as an alternative to reported results determined in accordance with U.S. GAAP. The non-GAAP information provided is unique to Alico and may not be consistent with methodologies used by other companies. EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, depletion and amortization. Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, depletion and amortization and adjustments for non-recurring transactions or transactions that are not indicative of our core operating results, such as gains or losses on sales of real estate, property and equipment and assets held for sale. Net Debt is defined as Current portion of long-term debt, Long-term debt, net and Lines of credit, less cash. The Company is not able to provide a quantitative reconciliation of its full-year 2024 guidance as to Net Debt to Current portion of long-term debt, the most directly comparable GAAP measure, and has not provided forward-looking guidance for Current portion of long-term debt because of the uncertainty around certain items that may impact Current portion of long-term debt that are not within our control or cannot be reasonably predicted without unreasonable effort.
EBITDA and Adjusted EBITDA

(in thousands)
	Three Months Ended March 31,		Six Months Ended March 31,
	2024	2023	2024	2023
Net (loss) income attributable to Alico, Inc. common stockholders	$(15,804)	$(7,787)	$27,141	$(10,937)
Interest expense, net	508	1,274	2,018	2,422
Income tax (benefit) provision	(4,970)	(534)	10,582	(1,617)
Depreciation, depletion and amortization	3,798	3,897	7,602	7,847
EBITDA	(16,468)	(3,150)	47,343	(2,285)
Non-GAAP Adjustments:
Inventory net realizable value adjustment	17,703	1,616	28,549	1,616
Employee stock compensation expense (1)	56	72	112	220
Federal relief - Hurricane Irma	—	—	—	(1,266)
Insurance proceeds - Hurricane Ian	—	(4,759)	—	(4,759)
Gain on sale of property and equipment	(4)	(1,574)	(77,029)	(4,763)
Adjusted EBITDA	$1,287	$(7,795)	$(1,025)	$(11,237)

(1) Includes stock compensation expense for current executives, senior management and other employees.

Net Debt

(in thousands)
	March 31, 2024	September 30, 2023
Current portion of long-term debt	$1,410	$2,566
Long-term debt, net	82,970	101,410
Lines of credit	—	24,722
Total Debt	84,380	128,698
Less: Cash	(5,966)	(1,062)
Net Debt	$78,414	$127,636

Source: Alico, Inc.